Exhibit 12


                                MONSANTO COMPANY
                   COMPUTATION OF EARNINGS TO FIXED CHARGES(1)
                              (Dollars in millions)

                                                      Nine                     Eight
                                                     Months          Year      Months
                                                     Ended           Ended     Ended
                                                     May 31,        Aug. 31,   Aug. 31,               Year Ended Dec. 31,
                                                      2005           2004       2003         2002       2001       2000       1999
                                                      ----           ----       ----         ----       ----       ----       ----
EARNINGS:
   Income (Loss) from Continuing Operations
     Before Income Taxes Change                       $ 464          $ 394      $  (21)      $ 231      $ 485      $ 359      $302

   Add:
     Fixed charges                                       93            112          71         105        147        272       305
     Dividends from affiliated companies                  0              0           0           1          1          1         1
     Equity affiliate expense - net                      20             36          26          43         41         34        18
   Less:
     Capitalized interest                                (4)            (7)         (4)         (8)       (30)       (37)      (23)
                                                      -----          -----       -----       -----      -----      -----      ----
   Earnings available for fixed charges               $ 573          $ 535      $   72       $ 372      $ 644      $ 629      $603
                                                      =====          =====       =====       =====      =====      =====      ====

FIXED CHARGES:
     Interest expense(2)                              $  78          $  91      $   57       $  81      $  99      $ 214      $269
     Capitalized interest                                 4              7           4           8         30         37        23
     Portion of rents representative of
         interest factor                                 11             14          10          16         18         21        13
                                                      -----          -----       -----       -----      -----      -----      ----
   Total Fixed Charges                                $  93          $ 112      $   71       $ 105      $ 147      $ 272      $305
                                                      =====          =====       =====       =====      =====      =====      ====

Ratio of Earnings to Fixed Charges                     6.16           4.78        1.01        3.54       4.38       2.31      1.98
                                                       ====           ====        ====        ====       ====       ====      ====



(1) Monsanto has not paid any preference security dividends and, therefore, has not included the ratio of combined fixed charges and preference security dividends to earnings for the relevant periods.
(2)  Includes amortization of deferred debt issuance costs.